AT THE COMPANY:

Kenneth T. Neilson                          Chris A. McFadden
Chairman, President & CEO                   Chief Financial Officer
(201) 236-2631                              (201) 236-6144


MEDIA CONTACTS:

Carol Parish                                         Gerard Carney
TorranceCo                                           TorranceCo
(212) 521-5208                                       (212) 521-5233


FOR IMMEDIATE RELEASE
April 14, 2000


             Hudson United Bancorp Reports a 9% Increase in Earnings
         Per Share for the First Quarter and a Return on Equity of 23.5%
              ----------------------------------------------------


         Mahwah, New Jersey, April 14, 2000 --Hudson United Bancorp (NYSE:HU)(the Company, or HUB) today reported first quarter net income of $29.9 million or $0.58 per share on a diluted basis, compared with net income of $28.8 million or $0.53 per diluted share for the same period in 1999. The Company's first quarter 2000 return on average equity was 23.5% compared to 19.4% for the first quarter of 1999. Return on average assets was 1.27% and 1.34% for the first quarter 2000 and 1999 periods, respectively. During the first quarter of 2000, the Company completed the system conversions for JeffBanks, Inc. and Southern Jersey Bancorp and it is expected that resultant cost savings will be fully reflected in second quarter results.

         "We are pleased with our strong first quarter earnings and the successful integration of our recent acquisitions," said Ken Neilson, Hudson United Bancorp's Chairman, President and CEO. "We will continue to focus on enhancing profitability and growing our core businesses."

         Net interest income for the first quarter of 2000 was $87.7 million compared to $80.8 million for the first quarter of 1999. The increase in net interest income was due primarily to higher average interest-earning assets in the 2000 period compared to 1999. The net interest margin was 4.05% for the first three months of 2000 and 4.10% for the first three months of 1999. While the net interest margin declined in the first quarter to first quarter comparison, it improved by 13 basis points from 3.92% in the fourth quarter of 1999.

         Noninterest income, excluding security gains (losses) increased 14% to $23.7 million in the first quarter of 2000 compared to $20.8 million for the corresponding 1999 period. Increases in Shoppers Charge fee income, sales of alternative investment products and commercial lending related fees were the main factors underlying the year over year increase. Noninterest income as a percentage of net revenue (defined as noninterest income, excluding security gains (losses), divided by net interest income plus noninterest income, excluding security gains (losses)) was 21% for the first quarter of 2000 and 20% for the first quarter of 1999.

         Noninterest expenses were $60.3 million for the first three months of 2000 and $56.2 million for the three month period ended March 31, 1999. The increased expenses were due mainly to the expansion in the Shoppers Charge business and Commercial Lending businesses. The efficiency ratio was 50.1% for the first quarter of 2000 and 51.0% for the first quarter of 1999. The impact of cost savings from the recent computer conversions should have a favorable impact on the efficiency ratio commencing in the second quarter.

         At March 31, 2000, non-performing assets totaled $58.9 million (.63% of total assets) compared to $53.1 million at December 31, 1999. The allowance for possible loan losses totaled $98.1 million at period-end March 2000 and represented 180% of non-performing loans and 1.74% of total loans. At December 31, 1999, the allowance for possible loan losses totaled $98.7 million and represented 201% of non-performing loans and 1.74% of total loans. The provision for possible loan losses was $6.0 million and $4.5 million for the first quarter of 2000 and 1999, respectively. The higher provision reflects the credit quality of our portfolio including the acquired companies utilizing the Company's reserve methodology.

         Hudson United Bancorp's total assets at March 31, 2000 were $9.3 billion compared to $9.7 billion at year-end 1999. At March 31, 2000, total loans were $5.6 billion and total deposits were $6.1 billion. Total stockholders' equity was $520 million and book value per common share was $10.11 at March 31, 2000. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution.

         Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank which has over 200 offices in New Jersey, New York, Connecticut and Pennsylvania.

         This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believes", "expects", and similar words or variations. Such statements are not historical facts and involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, loan loss provisions, customer retention, and failure to realize expected cost savings or revenue enhancements from acquisitions. Hudson United Bancorp assumes no obligation for updating any such forward-looking statements at any time.


                              Hudson United Bancorp
                              Financial Highlights
                      (In thousands, except per share data)



                                                                      Three Months Ended March 31
INCOME STATEMENT                                                   2000                  1999
----------------                                                   ----                  ----
Net Interest Income                                             $87,687               $80,770

Provision for Possible Loan Losses                                6,000                 4,521

Noninterest Income                                               23,715                20,820

Security Gains (Losses)                                            (50)                 2,179

Noninterest Expense                                              60,299                56,155
                                                                 ------                ------

Pretax Income                                                    45,053                43,093
Tax Expense                                                      15,180                14,342
                                                                -------                ------

Net Income                                                      $29,873               $28,751
                                                                =======                ======



Basic Earnings Per Share                                          $0.58                 $0.54
Diluted Earnings Per Share                                         0.58                  0.53

Return on Average Assets                                          1.27%                 1.34%
Return on Average Equity                                         23.46%                19.40%

Weighted Average Shares - Basic (1)                              51,627                52,882
Weighted Average Shares - Diluted (1)                            51,953                53,994


Cash Earnings                                                   $32,603               $31,538
Cash Earnings Per Share - Diluted (1)                             $0.63                 $0.58
Cash Return on Average Assets                                      1.38%                 1.47%
Cash Return on Average Equity                                     25.53%                21.28%


(1) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.

                              Hudson United Bancorp
                              Financial Highlights
                                 (In thousands)


                                                                                        3/31/00            12/31/99
                                                                                        -------            --------

SELECTED BALANCE SHEET DATA AT PERIOD-END
Loans                                                                                $5,632,827          $5,679,581
Allowance for Possible Loan Losses                                                       98,110              98,749
Loans, net of the Allowance                                                           5,534,717           5,580,832
Investment Securities                                                                 3,063,174           3,366,526
Interest-Earning Assets                                                               8,696,489           9,046,107
Total Assets                                                                          9,318,420           9,686,286
Deposits                                                                              6,073,566           6,455,345
Borrowings                                                                            2,430,527           2,383,666
Long Term Debt                                                                          257,300             257,300
Stockholders' Equity                                                                    519,711             519,166




SELECTED AVERAGE BALANCE SHEET DATA FOR THE QUARTER ENDED

                                                                                      3/31/00             3/31/99
                                                                                      -------             -------

Loans                                                                                $5,614,096          $4,864,819
Interest-Earning Assets                                                               8,820,814           8,131,880
Deposits                                                                              6,285,660           6,600,420
Total Assets                                                                          9,455,092           8,678,152
Common Equity                                                                           512,249             600,940




                                                       ####